Exhibit 5.1

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

December 23, 2025

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

Re: EVI Industries, Inc. Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to EVI Industries, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission on or about the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) to register 3,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.025 per share, issuable pursuant to the EVI Industries, Inc. 2025 Equity Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, as filed with the Securities and Exchange Commission, and the exhibits thereto, including the Plan, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, and certain resolutions adopted by the Company’s Board of Directors. We have also examined such other documents and proceedings as we have considered necessary for the purposes of this opinion. In addition, we have examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (a) all representations and warranties submitted to us for purposes of rendering the opinion and (b) factual recitals made in the resolutions adopted by the Company’s Board of Directors.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and the further limitations set forth below, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan (including, where applicable, upon the satisfaction of any vesting conditions or lapse of any forfeiture restrictions and the achievement of applicable performance goals), be validly issued, fully paid and non-assessable.

We express no opinion as to the federal securities laws or the “blue sky” laws of any state or jurisdiction. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER ALHADEFF & SITTERSON, P.A.